                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*



                            FirstBank Corporation
            ------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                  337624106
             ------------------------------------------------------
                               (CUSIP Number)

                               March 18, 1998
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



               Check the appropriate box to designate the rule pursuant to which this Schedule is filed

                    [ ] Rule 13d-1(b)
                    [x] Rule 13d-1(c)
                    [ ] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 9 Pages

CUSIP NO.  337624106                13G                   PAGE  2  Of 9  PAGES

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Acadia Fund I, L.P.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


                    5    SOLE VOTING POWER
                         126,985*


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               126,985*
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     126,985


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                            / /


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.40%


12   TYPE OF REPORTING PERSON

     PN


* These are the same shares reported by Acadia Fund I, L.L.C. over which it as general partner exercises voting and dispositive power.

CUSIP NO. 337624106                   13G                 PAGE  3  Of 9  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Acadia Fund I, L.L.C.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY





4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


                    5    SOLE VOTING POWER
                         126,985*


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               126,985*
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     126,985


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                            / /


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.40%


12   TYPE OF REPORTING PERSON

     OO


* These are the same shares reported by Acadia Fund I, L.P. as subject to its sole voting and dispositive power.

CUSIP NO.  337624106                    13G                PAGE  4  Of 9 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Miller & Jacobs Capital, L.L.C.


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a) [      ]
                                                         (b) [      ]


3    SEC USE ONLY





4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


                    5    SOLE VOTING POWER
                         30,829


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               168,500
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     168,500


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                            / /


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.49%


12   TYPE OF REPORTING PERSON

     OO

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                             EXCHANGE ACT OF 1934

                       ---------------------------------


Item 1.    (a).    Name of Issuer: FirstBank Corporation


           (b).    Address of Issuer's Principal Executive Offices:

                   920 Main Street
                   Lewiston, ID  83501


Item 2.    (a).    Name of Person Filing:

                   This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k)(1) promulgated by the Securities and Exchange Commission pursuant to
           Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): Acadia Fund I, L.P. (the "Limited Partnership"), Acadia Fund I, L.L.C. (the "General Partner") and Miller & Jacobs Capital, L.L.C. (who are collectively referred to herein as the "Filing Persons"). The Limited Partnership is a Delaware limited partnership formed for the purpose of investing in, among other things, the equity securities of various financial services providers. Acadia Fund I, L.L.C., a Delaware limited liability company, is the general partner of the Limited Partnership. The investment manager for the Limited Partnership, as well as for a second limited partnership which has invested in the issuer, is Miller & Jacobs Capital, L.L.C., a Delaware limited liability company. Miller & Jacobs Capital, L.L.C. is responsible for the investment decisions for the Limited Partnership, as well as for a second limited partnership which has invested in the issuer. Miller & Jacobs Capital, L.L.C. also holds investment advisory accounts over which it exercises voting or dispositive power. The members of Acadia Fund I, L.L.C. and Miller & Jacobs Capital, L.L.C.
           are Jeffrey A. Miller and Eric D. Jacobs, each of whom has management authority for the aforementioned entities. The Filing Persons have entered into a Joint Filing Agreement, dated March 26, 1998, a copy of which is filed with this
           Schedule 13G as Exhibit A, pursuant to which the Filing
           Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. The Filing Persons expressly disclaim that they have agreed to act as a group.

                             Page 5 of 9 Pages

Item 2.    (b).    Address of Principal Business Office:

                   The Filing Persons all maintain the same principal business office at
                   237 Park Avenue, Suite 801
                   New York, New York   10017

           (c).    Citizenship: Delaware



           (d). Title of Class of Securities: Common Stock, no stated par value



           (e).    CUSIP Number: 337624106



Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)
                   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)
                   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)
                   (d) [ ] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8)
                   (e)     [ ] An investment advisor in accordance with
                           Section 240.13d-1(b)(1)(ii)(E)
                   (f)     [ ] An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(ii)(F)
                   (g)     [ ] A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(ii)(G)
                   (h)     [ ] A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act (12 U.S.C.
                           1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
                           (15 U.S.C. 80a-3)
                   (j)     [ ] Group, in accordance with Section
                           240.13d-1(b)(ii)(J)

            If this statement is filed pursuant to Section 240.13d-1(c), check this box [x].


Item 4.    Ownership.

           (a).    Amount Beneficially Owned
                   126,985 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by each of Acadia Fund I,
                   L.P. and Acadia Fund I, L.L.C.   In connection with
                   investment advisory accounts over which Miller & Jacobs Capital, L.L.C. exercises investment authority, 30,829 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by Miller & Jacobs Capital, L.L.C. In its capacity as investment manager to Acadia Fund I, L.P. and a second limited partnership which has invested in the issuer, 137,781 shares may be deemed beneficially owned within the meaning of Rule 13d-3 of the Act by Miller & Jacobs Capital, L.L.C.


           (b).    Percent of Class:
                      8.49%

                              Page 6 of 9 Pages

Item 4      (c).   Number of shares as to which such person has:

                   (i)    sole power to vote or to direct the vote

                            by Miller & Jacobs Capital, L.L.C.       30,829
                            by Acadia Fund I, L.L.C.                126,985

                   (ii)   shared power to vote or to direct the
                          vote                                            0

                   (iii)  sole power to dispose or to direct the
                          disposition of

                            by Miller & Jacobs Capital, L.L.C.       168,500

                   (iv)   shared power to dispose or to direct the
                          disposition of                                   0


Item 5.            Ownership of Five Percent or Less of a Class: Not Applicable





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:
                              Not Applicable




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                              Not Applicable




Item 8.            Identification and Classification of Members of the Group:

                              Not Applicable



Item 9.            Notice of Dissolution of Group: Not Applicable





                              Page 7 of 9 Pages

Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       ACADIA FUND I, L.P.
                                       By its General Partner
                                       ACADIA FUND I, L.L.C.
Dated:   March 26, 1998            By: /s/ JEFFREY A. MILLER
                                       ----------------------------------
                                       Name: Jeffrey A. Miller
                                       Title: Managing Member


                                       ACADIA FUND I, L.L.C.
Dated:   March 26, 1998            By: /s/ JEFFREY A. MILLER
                                       ----------------------------------
                                       Name: Jeffrey A. Miller
                                       Title: Managing Member


                                       MILLER & JACOBS CAPITAL, L.L.C.
Dated:   March 26, 1998            By: /s/ JEFFREY A. MILLER
                                       ----------------------------------
                                       Name: Jeffrey A. Miller
                                       Title: Managing Member


                               Page 8 of 9 Pages

                                                                   Exhibit A
                                                                   ---------

                    AGREEMENT REGARDING THE JOINT FILING OF
                                 SCHEDULE 13G

                             ---------------------

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii)  Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: March 26, 1998

                                       ACADIA FUND I, L.P.
                                       By its General Partner
                                       ACADIA FUND I, L.L.C.
                                   By: /s/ JEFFREY A. MILLER
                                       ----------------------------------
                                       Name: Jeffrey A. Miller
                                       Title: Managing Member


                                       ACADIA FUND I, L.L.C.
                                   By: /s/ JEFFREY A. MILLER
                                       ----------------------------------
                                       Name: Jeffrey A. Miller
                                       Title: Managing Member


                                       MILLER & JACOBS CAPITAL, L.L.C.
                                   By: /s/ JEFFREY A. MILLER
                                       ----------------------------------
                                       Name: Jeffrey A. Miller
                                       Title: Managing Member


                              Page 9 of 9 Pages